Exhibit 4.1

GUARANTEE AGREEMENT

BY

SPECTRUM BRANDS HOLDINGS, INC.

in favor of

THE HOLDERS,

SPECTRUM BRANDS, INC.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee for the Holders of the Notes Specified Below of

SPECTRUM BRANDS, INC.

3.875% Senior Notes Due 2031

June 20, 2024

GUARANTEE AGREEMENT, dated as of June 20, 2024 (as amended from time to time, this “Guarantee”), made by Spectrum Brands Holdings, Inc., a Delaware corporation (the “Guarantor”), in favor of (a) the Holders (as defined in the Indenture (as defined below)) of all outstanding 3.875% Senior Notes Due 2031 (the “Notes”), in an aggregate principal amount of $128,034,000, (b) Spectrum Brands, Inc., a Delaware corporation (the “Company”), and (c) U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Trustee”) under the Indenture. Capitalized terms used but not defined herein have the meanings ascribed to them in the Indenture.

WITNESSETH:

SECTION 1. Guarantee.

The Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to the Holders from time to time of the Notes the full and punctual payment of the principal of, premium, if any, and interest on the Notes, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, as well as all other obligations of the Company to the Holders and the Trustee under the Indenture (as defined below) or the Notes and any other amounts due and owing under the Indenture (the “Obligations”), according to the terms of the Notes and as set forth in the Indenture dated as of March 3, 2021 (as amended, modified or supplemented from time to time with applicability to the Notes, the “Indenture”), among the Company, the guarantors party thereto and the Trustee, in each case subject to any applicable grace period or notice requirement or both. The Guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection.

SECTION 2. Guarantee Unconditional.

The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Notes with respect thereto. The Obligations of the Guarantor under this Guarantee are (subject to Section 3 hereof) unconditional and absolute and, without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, will not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or the Notes, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture or the Notes;

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or the Notes;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or the Notes, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on the Notes or any other amount payable by the Company under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations under the Indenture.

The obligation of the Guarantor to make any payment hereunder may be satisfied by causing the Company, or Holdings or any direct or indirect Domestic Subsidiary of the Company that guarantees the payment of the Notes pursuant to the Indenture, to make such payment. Notwithstanding anything contained herein to the contrary, nothing shall be construed to impose upon the Guarantor any obligations greater than, in addition to, or other than, the obligations of the Company under the Indenture and the Notes.

SECTION 3. Release of Guarantee.

This Guarantee shall terminate, and the obligations of the Guarantor under this Guarantee shall cease to exist, with respect to the Notes and any other Obligations:

(a) in whole or in part, in the Guarantor’s sole and absolute discretion, at any time upon written notice signed in the name of the Guarantor by any of the chairman of the Board of Directors, the president or chief executive officer, the chief financial officer, a vice president, the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Guarantor (the “Termination Notice”), delivered to the Trustee, effective immediately;

(b) upon legal or covenant defeasance of the Notes or satisfaction and discharge as provided in Article 8 of the Indenture; or

(c) when all Obligations of the Notes have been paid in full or the Notes have been delivered to the Trustee for cancellation in accordance with the terms of the Indenture.

Upon termination of this Guarantee pursuant to delivery by the Guarantor to the Trustee of a Termination Notice, the Trustee shall execute any documents reasonably requested in order to evidence the release of the Guarantor from its obligations under this Guarantee.

SECTION 4. Waiver; Subrogation.

(a) The Guarantor hereby waives notice of acceptance of this Guarantee, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding filed first against the Company, protest or notice with respect to the Notes or the indebtedness evidenced thereby and all demands whatsoever.

(b) The Guarantor shall be subrogated to all rights of the Trustee or the Holders of any Notes against the Company in respect of any amounts paid to the Trustee or such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations shall have been paid in full.

SECTION 5. No Waiver; Remedies.

No failure on the part of the Trustee or any Holder of the Notes to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6. Transfer of Interest.

This Guarantee shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by any Holder of Notes, the Trustee, and by their respective successors, transferees and assigns, pursuant to the terms hereof. This Guarantee shall not be deemed to create any right in, or to be in whole or in part for the benefit of any other person.

SECTION 7. Amendment.

The Guarantor may amend this Guarantee at any time for any purpose without the consent of the Trustee or any Holder of Notes.

SECTION 8. Governing Law.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9. No Recourse Against Others.

A director, officer, employee, stockholder, partner or other owner of the Guarantor, as such, shall not have any liability for any obligations of the Guarantor under this Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 10. Separability.

In case any provision in this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 11. Headings.

The headings of the Sections of this Guarantee have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12. Notices, Etc., to the Guarantor.

Any notice or communication to the Company shall be deemed given if in writing (i) when delivered in person or (ii) five days after mailing when mailed by first class mail, or (iii) when sent by facsimile transmission or electronic mail, with transmission confirmed. Notices or communications to the Guarantor will also be deemed given if given to the Company. Any notice to the Trustee will be effective only upon receipt. In each case the notice or communication should be addressed as follows:

if to the Company:

Spectrum Brands, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Attention: General Counsel

(608) 275-3340

if to the Trustee:

U.S. Bank Trust Company, National Association

333 Commerce Street, Suite 900

Nashville, TN 37201

Attention: Corporate Trust Services

(615) 251-0733

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

SECTION 13. Counterparts.

This Guarantee may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Guarantee or in any other certificate, agreement or document related to this Guarantee, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

The Trustee shall not have any duty to confirm that the person sending any notice, instruction or other communication by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code (including, without limitation, DocuSign and AdobeSign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes. The Company assumes all risks arising out of the use of electronic signatures and electronic methods to send communications to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized communication, and the risk of interception or misuse by third parties.

SECTION 14. Rights of the Trustee.

The Trustee shall have all of the rights (including indemnification rights), powers, benefits, privileges, protections, indemnities and immunities granted to the Trustee under the Indenture, all of which are incorporated herein mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed as of the day and year first above written.

SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ Joanne P. Chomiak
Name: Joanne P. Chomiak
Title: Senior Vice President

Agreed and Accepted: SPECTRUM BRANDS, INC.

By:	/s/ Joanne P. Chomiak
Name:Joanne P. Chomiak
Title: Senior Vice President

[Signature Page to the Guarantee Agreement]

Agreed and Accepted: U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as Trustee under the Indenture

By:	/s/ Wally Jones
Name:Wally Jones
Title:Vice President

[Signature Page to the Guarantee Agreement]